October 4, 2013

Firsthand Technology Value Fund, Inc.
150 Almaden Blvd., Suite 1250
San Jose, California 95113

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Exchange Agreement (the “Exchange Agreement”), among Firsthand Technology Value Fund, Inc., a Maryland corporation (the “Company”), and the purchasers listed on Schedule 1.01 thereto (the “Purchasers”), pursuant to which (a) each of the Noteholder Purchasers (as defined in the Exchange Agreement) shall exchange a portion of the Intraop Debentures held by them for newly issued shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), and (b) each of the Factoring Lender Purchasers (as defined in the Exchange Agreement) shall exchange a portion of the Intraop Factoring Credit Interests (as defined in the Exchange Agreement) held by them for newly issued shares of Common Stock.

In order to induce you to enter into the Exchange Agreement, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any of these transactions are to be settled by delivery of Common Stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company for a period of three (3) years after the date of the Exchange Agreement (such period, the “Lock-Up Period”).  The securities subject to lock-up agreements shall be released from the obligations herein on the following schedule: (a) 25% on the first anniversary of the date of the Exchange Agreement; (b) 25% on the second anniversary of the date of the Exchange Agreement; and (c) 50% on the third anniversary of the date of the Exchange Agreement.

Notwithstanding the foregoing, the undersigned may transfer any shares of Common Stock owned by him or her or any interest therein (i) for estate-planning purposes to (x) a trust under which the distribution of the shares of Common Stock transferred thereto may be made only to beneficiaries who are the undersigned, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants (collectively, “Permitted Family Members”), (y) a corporation the shareholders of which are only the undersigned or Permitted Family Members or (z) a partnership the partners of which are only the undersigned or Permitted Family Members or (ii) in case of the death of the undersigned, by will or by the laws of intestate succession, to his or her executors, administrators, testamentary trustees, legatees or beneficiaries (each such person to which a transfer is permitted pursuant to clauses (i) and (ii) immediately above is hereinafter referred to as a “Permitted Transferee”); provided, however, that in each such case, the shares of Common Stock transferred shall be subject to all provisions of this agreement as though the undersigned were still the holder of such shares of Common Stock; and provided further, that the Permitted Transferee must execute and deliver to the Company an agreement stating that the Permitted Transferee is receiving and holding such shares of Common Stock in the same manner as the person making the transfer.

If for any reason the Exchange Agreement shall be terminated prior to the Closing Date (as defined in the Exchange Agreement), the agreement set forth above shall likewise automatically be terminated.

Yours very truly,

VMG HOLDINGS, LLC

By:	/s/ Gregory S. Koonsman
Name:	Gregory S. Koonsman
Title:	Managing Partner

Address:	2515 McKinney Avenue, Suite 1500 Dallas, TX 75201
Facsimile:

ENCYCLOPEDIA EQUIPMENT FINANCE LLC

By:	/s/ Oliver Janssen
Name:	Oliver Janssen
Title:	Member

Address:	131 Rivoli Street San Francisco, CA 94117
Facsimile:

/s/ Hans Morkner
Hans Morkner, an individual

Address:	15720 Simoni Drive San Jose, CA 95127
Facsimile:

/s/ Gregory S. Koonsman
Gregory S. Koonsman, an individual

Address:	2515 McKinney Avenue, Suite 1500 Dallas, TX 75201
Facsimile:

/s/ Jon O’Sullivan
Jon O’Sullivan, an individual

Address:	2215 Cedar Springs, Suite 1401 Dallas, TX 75201
Facsimile:

/s/ Zhenyu (Rocky) Zhang
Zhenyu (Rocky) Zhang, an individual

Address:	7760 Blundell Road, Suite 2 Richmond British Columbia, V6Y 359 Canada
Facsimile:

DANSK HOLDING AF 1941 ASP

By:	/s/ Hans Morkner
Name:	Hans Morkner
Title:	Director US

Address:	15720 Simoni Drive San Jose, CA 95127
Facsimile:

JASPERSEN FLP II, LTD.
By: BDB Inc., its general partner

By:	/s/ William S. Jaspersen
Name:	William S. Jaspersen
Title:	President

Address:	8111 Preston Road, Suite 850 Dallas, TX 75225
Facsimile:

/s/ Colin Carter
Colin Carter, an individual

Address:	4608 Abbot Ave, Suite 123 Dallas, TX 75205
Facsimile:

/s/ Robert Dobrient
Robert Dobrient, an individual

Address:	5522 Wenonah Drive Dallas, TX 75209
Facsimile:	(214) 526-4677

s/ Craig McMahon
Craig McMahon, an individual

Address:	2278 Schooner Street Lafayette, CO 80026
Facsimile:	(303) 447-1710

CFC, INC.

By:	/s/ Hans Morkner
Name:	Hans Morkner
Title:	Managing Director

Address:	15720 Simoni Drive San Jose, CA 95127
Facsimile: